Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2010 (except notes 2(o), 2(p) and 14 which are dated September 24, 2010 and the stock-split in note 14 which is dated September     , 2010), with respect to the consolidated financial statements of LINC Logistics Company contained in Amendment No. 4 to the Registration Statement and Prospectus, which will be signed upon consummation of the stock split described in Note 14 to the consolidated financial statements. We consent to the use of the aforementioned report in Amendment No. 4 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON, LLP

Southfield, Michigan

September 24, 2010